                                                                  EXHIBIT 12.2

               HISPANIC BROADCASTING CORPORATION AND SUBSIDIARIES
          Computation Of Ratio Of Earnings To Combined Fixed Charges
                          And Preferred Stock Dividends
                           (in thousands except ratio)

                                                      Six Months Ended June 30,         Year Ended December 31,
                                                      -------------------------        ------------------------
                                                         1999           1998              1998           1997
                                                      ---------      ---------          --------       --------
 Earnings:
      Income (loss) from continuing operations
          before income taxes                            $ 22,534     $ 20,766          $ 44,624       $ 31,389
      Fixed charges                                         1,246        1,959             3,292          4,863
      Undistributed income from an investment
          in a less-than-fifty-percent owned
          person accounted for under the equity
          method                                               --           --                --             --
                                                         --------     --------          --------       --------
      Earnings as adjusted (A)                           $ 23,780     $ 22,725          $ 47,916       $ 36,252
                                                         ========     ========          ========       ========
 Fixed Charges:
      Interest expense                                   $    577     $  1,366          $  2,046       $  3,947
      Interest portion of rental expense (1)                  669          593             1,246            916
                                                         --------     --------          --------       --------
      Total fixed charges                                   1,246        1,959             3,292          4,863
 Preferred stock dividends (2)                                 --           --                --             --
                                                         --------     --------          --------       --------
 Total fixed charges and preferred stock
      dividends (B)                                      $  1,246     $  1,959          $  3,292       $  4,863
                                                         ========     ========          ========       ========
 Ratio of earnings to combined fixed charges
      and preferred stock dividends (A) divided
      by (B)                                                 19.1         11.6              14.6            7.5
Deficiency of earnings to cover combined fixed
      charges and preferred stock dividends
      (B) minus (A)                                      $     --     $     --          $     --       $     --


                                                            Three Months             Year Ended September 30,
                                                                Ended        --------------------------------------
                                                         December 31, 1996     1996           1995           1994
                                                        ------------------   ---------     ----------      --------
 Earnings:
      Income (loss) from continuing operations
          before income taxes                            $  2,164              $(29,092)     $  4,469      $  2,588
      Fixed charges                                         2,965                11,793         7,055         3,377
      Undistributed income from an investment
          in a less-than-fifty-percent owned
          person accounted for under the equity
          method                                               --                    --            --          (616)
                                                         --------              --------      --------      --------
      Earnings as adjusted (A)                           $  5,129              $(17,299)     $ 11,524      $  5,349
                                                         ========              ========      ========      ========
 Fixed Charges:
      Interest expense                                   $  2,867              $ 11,241      $  6,607      $  3,180
      Interest portion of rental expense (1)                   98                   552           448           197
                                                         --------              --------      --------      --------
      Total fixed charges                                   2,965                11,793         7,055         3,377
 Preferred stock dividends (2)                                 --                    20            75           191
                                                         --------              --------      --------      --------
 Total fixed charges and preferred stock
      dividends (B)                                      $  2,965              $ 11,813      $  7,130      $  3,568
                                                         ========              ========      ========      ========
 Ratio of earnings to combined fixed charges
      and preferred stock dividends (A) divided
      by (B)                                                  1.7                    --           1.6           1.5
Deficiency of earnings to cover combined fixed
      charges and preferred stock dividends
      (B) minus (A)                                      $     --              $ 29,112      $     --      $     --

(1) Management of the Company believes approximately one-third of rent expense is representative of the interest component of rent expense.

(2) Represents pretax earnings required to cover preferred stock dividends.